EXHIBIT 99.2

                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
                  For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE


CRIIMI MAE Reports $31 Million CMBS Impairment Charge for 4th Quarter
 Year End Results to be Announced March 25; Conference Call on March 26

Rockville, MD, March 20, 2002 - CRIIMI MAE Inc. (NYSE: CMM) announced today that it will report a non-cash impairment charge of approximately $31 million for the fourth quarter of 2001 and a net loss to common shareholders for the year ended December 31, 2001 of approximately $24.2 million.

As a result of the 2001 economic recession and the September 11 terrorist events, monetary defaults related to the $18.9 billion of commercial mortgage loans underlying CRIIMI MAE's commercial mortgage-backed securities (CMBS) were greater than previously anticipated. These defaults were predominantly among hotel and retail mortgage loans. The increase in defaults and reduction in values of certain underlying properties caused the Company to revise its total estimate of losses to be realized over the life of the CMBS from $307 million to $335 million. This increase in the estimate of anticipated losses resulted in an adverse change in expected cash flows, thereby triggering impairment on certain CMBS. The $31 million impairment charge for the quarter ended December 31, 2001 was calculated as the difference between the fair value and amortized cost of the impaired CMBS. The impairment charge is a non-cash accounting charge.

CRIIMI MAE also reported that from April 17, 2001, the date the Company emerged from Chapter 11, through March 15, 2002, it used $33 million of net cash flow to pay down the secured debt incurred in connection with its emergence from Chapter
11. The aggregate principal balance of such secured debt, as of March 15, 2002, was approximately $398 million.

CRIIMI MAE will announce its earnings for the fourth quarter and year ended December 31, 2001 on Monday, March 25, 2002 and will hold a conference call to discuss its earnings on Tuesday, March 26, 2002 at 10:00 am EST.

The conference call access number is (877) 852-7897.

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A replay of the call will be available from the afternoon of March 26 until
April 2, 2002 at (800) 642-1687, conference ID number 3593756.

For further information, see the Company's Web site: www.criimimaeinc.com. Shareholders and securities brokers should contact Shareholder Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.


Note: Forward-looking statements contained in this release involve a variety of risks and uncertainties. Actual results could differ materially from those anticipated in forward-looking statements. These risks and uncertainties include the trends in the commercial real estate and CMBS markets; competitive pressures; the effect of future losses on the Company's need for liquidity; general economic conditions, restrictive covenants and other restrictions under the operative documents evidencing the Company's outstanding secured borrowings (including a repurchase agreement); results of operations, leverage, financial condition, business prospects and restrictions on business activities under the operative documents evidencing the Company's secured borrowings, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2000 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.


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